UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

UNISOURCE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

(An Arizona Corporation)	1-13739	86-0786732
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

(An Arizona Corporation)	1-5924	86-0062700
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.

TEP Rate Case Proceeding

As previously reported, Tucson Electric Power Company (TEP) has a proceeding underway before the Arizona Corporation Commission (ACC) to establish new retail rates. On May 29, 2008, a settlement agreement (2008 Proposed Settlement Agreement) in TEP’s rate proceeding was filed with the ACC. Hearings before an ACC administrative law judge (ALJ) concluded in July 2008. On October 28, 2008, the ALJ issued a recommended opinion and order.

The ALJ recommended that the ACC adopt the 2008 Proposed Settlement Agreement, which includes a base retail rate increase of approximately 6% and a Purchased Power and Fuel Adjustment Clause (PPFAC). TEP estimates that, based on current market prices, the PPFAC could increase average residential customers’ bills by another 3 to 4%.

The ALJ made recommendations on two issues not addressed by the 2008 Proposed Settlement Agreement — the effective date of the rate increase and the amount or treatment of true-up revenues. The ALJ recommended that the new rates become effective December 1, 2008 and that TEP be required to credit any true-up revenues (estimated to be approximately $59 million from May 2008 to November 30, 2008) to customers through the PPFAC.

The deadline for parties to the proceeding to file exceptions to the ALJ’s recommended opinion and order is November 6, 2008.

The ALJ’s recommended opinion and order is subject to approval by the ACC. A special open meeting has been scheduled for November 25, 2008, at which time the ACC will deliberate and vote on the ALJ’s recommended opinion and order. TEP cannot predict the outcome of the ACC proceeding.

The ALJ’s recommended opinion and order is posted on UniSource Energy’s website at www.UNS.com.

The Terms of the 2008 Proposed Settlement Agreement include:

Base Rate Increase

A base rate increase of approximately 6% over TEP’s current retail rate of 8.4 cents per kilowatt-hour (kWh). The proposed increase is based on an increase in test year revenues of approximately $47 million, which would increase TEP’s 2006 test year retail base revenues from approximately $781 million to $828 million. The average cost of fuel and purchased power embedded in base rates would be approximately 2.9 cents per kWh.

Purchased Power and Fuel Adjustment Clause

The PPFAC will be effective starting January 1, 2009. The PPFAC allows recovery of fuel and purchased power costs, including demand charges and the prudent costs of contracts for hedging fuel and purchased power costs. The PPFAC will consist of a forward component and a true-up component.

•	The forward component will be updated on April 1 of each year, starting in 2009. The forward component will be the forecasted fuel and purchased power costs for the 12-month period from April 1 to March 31, less the base cost of fuel and purchased power of 2.9 cents per kWh, which is embedded in base rates. TEP will have the ability to request an adjustment to the forward component should an extraordinary event occur that causes a drastic change in forecasted fuel and purchased power costs.

•	The true-up component will reconcile any over/under collected amounts from the preceding 12 month period and will be credited to or recovered from customers in the subsequent year.

TEP will credit the following against the PPFAC: 100% of short-term wholesale revenues and 50% of the revenues from the sales of sulfur dioxide (SO2) emission allowances.

Ratemaking Methodology for Generation Assets

Rates for generation service, including Springerville Unit 1 (SGS 1) and the Luna Energy Facility (Luna), will be based on a cost-of-service methodology. For any rates in effect after 2012, all generation assets acquired by TEP after December 31, 2006 but before December 31, 2012 shall be included in TEP’s rate base at their respective original depreciated cost, subject to subsequent review and approval by the ACC in future rate cases or other regulatory proceedings.

SGS 1 non-fuel costs will be recovered at $25.67 per kilowatt (kW) per month. Luna will be included in TEP’s original cost rate base at its net book value of $48 million as of December 31, 2006.

Cost of Capital

TEP’s capital structure for ratemaking purposes will be comprised of 57.5% debt and 42.5% common equity. TEP’s allowed return on equity will be 10.25% and the embedded cost of debt will be 6.38% for ratemaking purposes.

Depreciation and Net Negative Salvage

Upon the effective date of an ACC order approving the 2008 Proposed Settlement Agreement, TEP will implement new depreciation rates that include a component for net negative salvage value for all generation assets except Luna and new depreciation rates for distribution and general plant assets that will extend the depreciable lives of these assets. The new depreciation rates will result in an increase in depreciation expense of approximately $11 million per year, based on a December 31, 2006 test year.

Implementation Cost Recovery Asset and Coal Costs

TEP’s original cost rate base will include an Implementation Cost Recovery Asset (ICRA) of $14 million to reflect costs incurred by TEP to transition to competition under TEP’s Settlement Agreement approved by the ACC in November 1999 (1999 Settlement Agreement). For ratemaking purposes, the ICRA will be amortized over a four-year period.

The 2008 Proposed Settlement Agreement will also allow TEP to recover, over a nine-year period, approximately $9 million of costs related to the buy down in 2000 of a coal contract for the San Juan Generating Station.

The approval of the Proposed 2008 Settlement Agreement will cause TEP to be subject to the accounting provisions of FAS 71 for its generation operations, which among other things, would cause TEP to record additional assets and recognize income of $11 million related to the ICRA and the San Juan coal costs. As TEP applies the provisions of FAS 71, other adjustments may be required.

Renewable Energy and Demand-Side Management Adjustors

TEP will also collect two surchages from retail customers to fund energy efficiency and renewable energy programs.

The Renewable Energy Standard Tariff (REST) adjustor mechanism was approved by the ACC in April 2008.

A demand-side management (DSM) adjustor mechanism will provide initial funding of $6 million for DSM programs. TEP will file for ACC approval to reset the DSM adjustor rate by April 1 of each year.

Base Rate Increase Moratorium

TEP’s base rates will be frozen through December 31, 2012. TEP will be prohibited from submitting a base rate application before June 30, 2012. The test year to be used in TEP’s next base rate application must be no earlier than December 31, 2011.

Notwithstanding the rate increase moratorium, base rates and adjustor mechanisms may be changed in emergency conditions which are beyond TEP’s control if the ACC concludes such changes are required to protect the public interest. The moratorium does not preclude TEP from seeking rate relief in the event of the imposition of a federal carbon tax or related federal carbon regulations.

1999 Settlement Agreement

Upon the ACC’s issuance of a final, non-appealable order approving the 2008 Proposed Settlement Agreement, TEP and all the parties to the 2008 Proposed Settlement Agreement shall forego all claims related to the 1999 Settlement Agreement and the ACC order adopting the 1999 Settlement Agreement.

True-up Revenues
According to a May 2007 ACC order, TEP’s current retail rates shall remain in effect, including the collection of an amount equal to the Fixed Competitive Transition Charge (CTC), until the effective date of a final order in the rate case proceeding. The incremental revenues (true-up revenues) collected as a result of continuing to collect an amount equal to the Fixed CTC after May 2008 when it would otherwise terminate under the 1999 Settlement Agreement, shall accrue interest and shall be subject to refund or credit or other such mechanism to protect customers, as determined by the ACC. The true-up revenues will not be recorded on TEP’s income statement and will be deferred until the ACC issues a final order in the rate case proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2008

UNISOURCE ENERGY CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer

Date: October 30, 2008

TUCSON ELECTRIC POWER COMPANY
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer